                                                                                                                                                         News Release

402 Industrial Lane
Birmingham, AL  35211
205-942-3737

Contact:        Brian W. White
Chief Financial Officer
(205) 942-3737

BOOKS-A-MILLION, INC. ANNOUNCES FOURTH QUARTER RESULTS
TOTAL SALES INCREASE 10.7%
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BIRMINGHAM, Ala. (March 13, 2012) – Books-A-Million, Inc. (NASDAQ:BAMM) today announced financial results for the fourth quarter and 52-week period ended January 28, 2012.  Net sales from continuing operations for the 13-week period ended January 28, 2012 increased 10.7% to $166.9 million from net sales of $150.8 million in the year-earlier period.  Comparable store sales for the fourth quarter declined 5.7%, compared with the 13-week period in the prior year.  Net income from continuing operations for the fourth quarter was $7.6 million, or $0.48 per diluted share, compared with net income from continuing operations of $6.7 million, or $0.43 per diluted share, in the year-earlier period.  During the quarter, the company incurred costs of $1.6 million related to the closing of 21 underperforming locations and the opening of 41 new BAM! stores that occurred in October and November.  These costs total $5.4 million for the 52-week period ended January 28, 2012.

For the 52-week period ended January 28, 2012, net sales from continuing operations decreased 3.6% to $468.5 million from net sales from continuing operations of $486.1 million in the year-earlier period.  Comparable store sales declined 9.5%, compared with the same period in the prior year.  For the 52-week period ended January 28, 2012, the Company reported net loss from continuing operations of $2.5 million, or ($0.16) per diluted share, compared with net income from continuing operations of $9.0 million, or $0.57 per diluted share, in the year-earlier period.

Commenting on the results, Clyde B. Anderson, Chairman and Chief Executive Officer, said, "We were pleased with the holiday season and the improved sales results in the fourth quarter. Our investments in the new stores yielded our strongest fourth quarter performance in years, our new businesses performed well and the erosion of the core book business slowed from the pace we faced earlier in the year. Our balance sheet remains strong, and we are focused on establishing BAM! stores as the premiere destination for books, toys, tech and more."

“Furthermore,” Mr. Anderson continued, “I am pleased to announce that Terrance G. Finley has been named Chief Executive Officer of the Company, in addition to his responsibilities as President and Chief Operating Officer, effective March 13, 2012.  Terry has been my trusted colleague for many years and he has provided extraordinary leadership since joining Books-A-Million in 1992. First as the EVP of Merchandising, and then as our President and Chief Operating Officer, he has demonstrated the ability to help guide our Company as we have grown.  I will remain as the Company’s Executive Chairman of the Board.”

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BOOKS-A-MILLION, INC.
Unaudited Consolidated Financial Highlights
(In thousands, except per share data)

	13 Weeks Ended		52 Weeks Ended
	January 28, 2012	January 29, 2011 (a)	January 28, 2012	January 29, 2011 (a)
NET SALES	$166,935	$150,795	$468,521	$486,125
Cost of sales (including warehouse, distribution and store occupancy costs)	116,194	104,227	335,723	340,200
GROSS PROFIT	50,741	46,568	132,798	145,925
Operating, selling and administrative expenses	34,197	31,565	120,494	116,510
Depreciation and amortization	4,507	4,178	16,301	15,067
OPERATING INCOME (LOSS)	12,037	10,825	(3,997)	14,348
Interest expense, net	399	131	1,341	556
INCOME (LOSS) BEFORE INCOME TAXES	11,638	10,694	(5,338)	13,792
Income tax provision (benefit)	3,465	3,677	(3,144)	4,378
Net income (loss) before equity method investment	8,173	7,017	(2,194)	9,414
Net loss on equity method Investment	(609)	(332)	(300)	(464)
NET INCOME (LOSS) FROM CONTINUING OPERATIONS	7,564	6,685	(2,494)	8,950
Income (loss) from discontinued operations (net of income tax)	(22)	100	(329)	(11)
NET INCOME (LOSS) ATTRIBUTABLE TO BOOKS-A-MILLION, INC.	$7,542	$6,785	$(2,823)	$8,939

NET INCOME (LOSS) PER COMMON SHARE:
Basic:
Net income (loss) from continuing operations	0.48	0.43	(0.16)	0.57
Net income (loss) from discontinued operations	- -	0.01	(0.02)	- -
Net income (loss) per share	0.48	0.44	(0.18)	0.57
Weighted average shares outstanding	15,719	15,433	15,729	15,617
Diluted:
Net income (loss) from continuing operations	0.48	0.43	(0.16)	0.57
Net income (loss) from discontinued operations	- -	0.01	(0.02)	- -
Net income (loss) per share	0.48	0.44	(0.18)	0.57
Weighted average shares outstanding	15,719	15,438	15,729	15,623

(a)
The results for 13-weeks and 52-weeks ended January 29, 2011, contain certain insignificant reclassifications necessary to conform to the presentation of the 13-weeks and 52-weeks ended January 28, 2012.

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ABOUT BOOKS-A-MILLION, INC.
Books-A-Million, Inc. is one of the nation’s leading book retailers and sells on the Internet at www.booksamillion.com. The Company presently operates 256 stores in 31 states and the District of Columbia. The Company operates large superstores under the names Books-A-Million, BAM!, Books & Co. and 2nd & Charles and traditional bookstores operating under the names Bookland and Books-A-Million. The common stock of Books-A-Million, Inc. is traded on the NASDAQ Global Select Market under the symbol BAMM. For more information, visit the Company’s corporate website at www.booksamillioninc.com.

Follow Books-A-Million on Twitter (www.twitter.com/booksamillion) and like us on Facebook (www.facebook.com/booksamillion).

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995:
This document contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that involve a number of risks and uncertainties. A number of factors could cause actual results, performance, achievements of the Company or industry results to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. These factors include, but are not limited to, the competitive environment in the book retail industry in general and in the Company's specific market area; inflation; economic conditions in general and in the Company's specific market areas; the number of store openings and closings; the profitability of certain product lines, capital expenditures and future liquidity; liability and other claims asserted against the Company; uncertainties related to the Internet and the Company's Internet initiative; and the impact of the availability of e-content and the e-reader market. In addition, such forward-looking statements are necessarily dependent upon assumptions, estimates and dates that may be incorrect or imprecise and involve known and unknown risks, uncertainties and other factors. Accordingly, any forward-looking statements included herein do not purport to be predictions of future events or circumstances and may not be realized. Given these uncertainties, stockholders and prospective investors are cautioned not to place undue reliance on such forward-looking statements. Please refer to the Company’s annual, quarterly and periodic reports on file with the SEC for a more detailed discussion of these and other risks that could cause results to differ materially. The Company disclaims any obligations to update any such factors or to publicly announce the results of any revisions to any of the forward-looking statements contained herein to reflect future events or developments